Media Contact: William H. Galligan, 816-983-1551, william.h.galligan@kcsr.com

KCS Announces Delay in Filing of Form 10-K and Adjustment for Pre-2003 Deferred Tax Balance
Error;

No Effect on Earnings in Intervening Years

Kansas City, MO, March 17, 2006 – Kansas City Southern (“KCS” or the “Company”) (NYSE: KSU) announced today that during the preparation of its year-end financial reports for 2005, certain errors were identified in the calculation of the Company’s deferred income tax balances that arose in the years prior to 2003. The Company has determined that its deferred tax liability balance at December 31, 2002 and subsequent dates was understated by approximately $8 million. The Company has also determined that the errors had no material impact on earnings as reported in the annual periods ended December 31, 2003, 2004 and 2005. Accordingly, the Company expects that its consolidated financial statements to be included in its Annual Report on Form 10-K for the year ended December 31, 2005 will include an adjustment to its previously presented consolidated balance sheets to reflect reductions of its retained earnings at December 31, 2002 and subsequent periods of approximately $8 million, with corresponding increases in its deferred income taxes payable.

The Company expects that management’s assessment of the effectiveness of internal controls over financial reporting as of December 31, 2005, to be included in the Company’s annual report on Form 10-K, will indicate the existence of a material weakness in the Company’s internal controls relating to its corporate tax function. The Company is developing a plan of remedial action to address the weaknesses in internal controls identified with respect to the proper reporting of income taxes.

As a result of the above described matters, the Company requires additional time to finalize its financial statements and disclosures to be included in its Form 10-K and obtain the appropriate reports from KPMG LLP, the Company’s independent registered public accounting firm. Accordingly, the Company has filed with the Securities and Exchange Commission a notification of late filing on Form 12b-25 extending the deadline to file the Company’s Annual Report on Form 10-K for up to fifteen days. The Company expects to make the filing within the fifteen day extension period.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.